Exhibit P(18)

MTB INVESTMENT ADVISORS, INC.

CODE OF ETHICS FOR ACCESS PERSONS

As Amended Through July 1, 2002

CODE OF ETHICS REGARDING PERSONAL SECURITIES TRADING

Pursuant to rule 17j-1 under the Investment Company Act of 1940, this Code of Ethics has been adopted on behalf of the Adviser.

I.	Fiduciary Duty

a)    Each Access Person must:

i)	place the Funds’ interests ahead of their personal interests;

ii)	avoid conflicts of interest and the appearance of any conflict with the Funds; and

iii)	conduct their personal transactions in a manner, which does not interfere with Fund portfolio transactions or otherwise take unfair or inappropriate advantage of their relationship to the Fund.

For example, the failure to recommend or purchase a Covered Security for the Fund may be considered a violation of this Code.

b)    Every Access Person must adhere to these general fiduciary principles, and comply with the specific provisions and Associated Procedures of this Code. Technical compliance with the terms of this Code and the Associated Procedures may not be sufficient where the transactions undertaken by an Access Person show a pattern of abuse of the Access Person’s fiduciary duty.

II.	Reporting Requirements

Every Access Person is required to submit reports of all accounts and any transactions in Covered Securities as indicated below.

Covered Securities transactions of Access Persons will be reviewed for compliance with the provisions of this Code. A violation may result from either a single transaction or multiple transactions if the Risk Management Department determines that the provisions of this Code have been violated.

Initial Reporting Requirements

a)    Within 10 calendar days of commencement of employment as an Access Person, the Access Person will provide the Risk Management Department a list including:

i.	the full name, description, number of shares and principal amount, of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; and

ii.	the name and address of any broker, dealer or bank maintaining an account in which any Securities are held.

b)    The Risk Management Department will direct the broker, dealer or bank maintaining each account to provide duplicate confirmations of all transactions and account statements directly to the attention of the Risk Management Officer, in a timely fashion. Each Access Person must assure that such information is received.

Quarterly Reporting Requirements

c)    Not later than 10 calendar days after the end of the calendar quarter, every Access Person must report all transactions in any Covered Security (other than those personal transactions in Securities exempted under Section IV. of this Code) to the Risk Management Department in which such Access Person has, or by reason of such transaction acquires any direct or indirect beneficial ownership.

d)    Each Access Person must sign and date all required quarterly reporting forms which will contain the following information:

i.)	The date of the transaction, the title and the number of shares, the principal amount, the interest rate and maturity date, if applicable of each Covered Security involved;

ii.)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.)	The price at which the transaction was effected;

iv.)	The name of the broker, dealer or bank through whom the transaction was effected;

v.)	If there were no personal transactions in any Covered Security during the period, either a statement to that effect or the word “None” (or some similar designation).

vi.)	Report any new account established with a broker, dealer or bank in which any Security was transacted or held for the direct or indirect benefit of the Access Person during the quarter. The report shall include the name of the entity with whom the account was established and the date on which is was established.

Annual Reporting Requirements

e)    On an annual basis and within 10 calendar days of a request of the Risk Management Department, every Access Person is required to (1) certify that he or she has read the Code, and (2) acknowledge their understanding of and compliance with the Code, its requirements and Associated Procedures. At the same time, the Access Person must furnish a current list of securities held in the Access Person’s account(s) and:

i.)	report all securities held in all personal and household member accounts, including the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

ii.)	report all open account information, including names of brokers, banks and dealers, addresses and account numbers in which any Covered Security was held for the direct or indirect benefit of the Access Person.

III.	Pre-Clearance Requirement

a)    Access Persons must pre-clear every purchase or sale of a Covered Security in which the Access Person has a beneficial interest (including transactions in pension or profit-sharing plans), in accordance with the Associated Procedures governing pre-clearance. A purchase or sale of Covered Securities not otherwise approved pursuant to the Associated Procedures may, upon request made prior to the personal transaction, nevertheless receive the approval of the Chief Investment Officer if such purchase or sale would be: only remotely potentially harmful to the Fund; very unlikely to affect a highly institutional market; or clearly not related economically to the securities to be purchased, sold or held by the Fund. Notwithstanding the receipt or express prior approval, and any purchases or sales by any Access Person undertaken in reliance on this provision remain subject to the prohibitions enumerated in Section V of this Code.

b)    Duration. Pre-clearance Approval remains in effect until the end of the same business day the request was made.

c)    Pre-clearance does not protect wrongdoing. Pre-clearance approval and the receipt of express prior pre-clearance approval does not exempt you from the prohibitions outlined in this Code.

d)    Options. When trading options, the Access Person must pre-clear the underlying security before entering into the option contract.

e)    Pre-clearance requirements do not apply to:

i.)	Non-volitional purchases or sales.

ii.)	Dividend reinvestment plan; or automatic payroll deduction plan purchases that are either (a) made solely with the dividend proceeds, or (b) whereby an employee purchases securities issued by an employer.

iii.)	Exercise of rights to purchase and any sales of such rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

iv.)	Purchases and sales of a Security that represents an interest in certain indices as determined by the Chief Investment Officer.

v.)	Gifts or charitable donations of a Covered Security.

IV.	Exempt Transactions

a)    Purchases or sales of the following Securities are not subject to the Pre-clearance or Prohibitions and Restrictions sections of this Code:

i.)	direct obligations of the Government of the United States and U. S. Government Agencies.

ii.)	bankers’ acceptances;

iii.)	bank certificates of deposit;

iv.)	commercial paper;

v.)	high quality short-term debt instruments, including repurchase agreements; and

vi.)	shares of registered open-end investment companies.

b)    Discretionary Accounts over which the Access Person has no direct or indirect influence or control are not subject to pre-clearance requirements or blackout periods.

V.	Prohibitions and Restrictions

a)    IPOs are Prohibited

Access Persons may not acquire any Security in an initial public offering (“IPO”); however, subject to provisions of this Code and its Associated Procedures, an Access person may acquire the security in the secondary market.

b)    Private Placements Require Prior Approval

Access Persons may acquire a Security in a private placement or other limited offering, only if they request and receive the express prior approval of the Senior Trader.

If an Investment Person receives prior approval and acquires a Security in a private placement, the Investment Person must disclose this investment to the Chief Investment Officer (or his designee) before the Investment Person may participate in any subsequent consideration of any potential investment by the Fund in the issuer of that Security.

Following a purchase by an Investment Person in an approved personal transaction, any purchase by the Fund of Securities issued by the same company (other than secondary market purchases of publicly traded Securities) will be subject to an independent review by the Chief Investment Officer.

c)    Prior Knowledge

No Access Person may execute a personal transaction, directly or indirectly, in any Covered Security, and neither the de minimis rule provided below nor any prior pre-clearance will apply, when he or she knows, or should have known, that the Covered Security:

i.)	is being considered for purchase or sale by the Fund; or

ii.)	is being purchased or sold by the Fund.

All Investment Personnel are prohibited from purchasing or selling any Covered Security within seven (7) calendar days after the Fund purchases or sells the same Covered Security. Members of an Investment Personnel group, as defined by “Access Person List” maintained by the Compliance Officer, are prohibited from purchasing or selling any Covered Security within seven (7) days before any Fund advised by that group purchases or sells the same Covered Security.

d)    Serving on Boards of Directors

All Investment Personnel are prohibited from serving on the boards of directors of any issuer of a Covered Security, absent express prior authorization from the Chief Investment Officer. Authorization to serve on the board of such a company may be granted in instances where the Chief Investment Officer determines that such board service would be consistent with the interests of the Fund and its shareholders. If prior approval to serve as a director of a company is granted, Investment Personnel have an affirmative duty to recuse themselves from participating in any deliberations by the Fund regarding possible investments in the securities issued by the company on whose board the Investment Personnel sit.

e)    Every Access Person is prohibited, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security Held or to be Acquired by the Fund from:

i.)	employing any device, scheme or artifice to defraud the Fund;

ii.)	making any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

iii.)	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

iv.)	engaging in any manipulative practice with respect to the Fund.

Examples: Causing the Fund to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person’s investment, such as an outstanding option.

VI.	Prohibition on Giving / Receiving Gifts

Every Access Person is prohibited from giving or receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year to or from any person or entity from, to or through whom the Fund purchases or sells Securities, or an issuer of Securities. For purposes of this Code, “de minimis value” is equal to $250 or less. This prohibition shall not apply to:

a)    salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person’s employment responsibilities for the Access Person’s employer;

b)    meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

c)    advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

d)    the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job or recognized holiday; or

e)    the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

VII.	Sanctions

a)    The Risk Management Department will review personal trading activity and trading records to identify possible violations, including:

i.)	delay in reporting individual investments or investment accounts

ii.)	failure to report individual investments or investment accounts

iii.)	filing false or incomplete reports

iv.)	failure to pre-clear individual trades

v.)	executing trades that violate provisions of this Code

Violations noted will be identified as being technical, substantive or material.

b)    Upon determining that a violation of this Code or its Associated Procedures has occurred, the Chief Investment Officer may take such actions or impose such sanctions, if any, as it deems appropriate, including, but not limited to:

i)	a letter of censure;

ii)	suspension;

iii)	a fine, either nominal or substantial;

iv)	the unwinding of trades;

v)	the disgorging of profits; or

vi)	the recommendation that the employment of the violator be terminated.

c)    Sanctions listed above may be assessed individually or in combination. Prior violations of the Access Person and the degree of responsibility exercised by the Access Person will be taken into consideration in the assessment of sanctions. (In instances where a member of the Access Person’s household commits the violation, any sanction will be imposed on the Access Person.)

d)    All substantive or material violations of this Code, any sanctions imposed with respect thereto, any patterns or trends noted and any difficulties in administration of the Code shall be reported to Senior Management and to the Board of Directors of the Fund, or its Audit Committee, at least annually.

VIII.	Definitions

a)    The “1940 Act” means the Investment Company Act of 1940, as amended.

b)    “Access Person” means any person who participates in or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund. It includes a director, trustee, officer, managing general partner, general partner, or Advisory Person of the Adviser and all family members permanently residing in the same household. (If non-family members also reside in the household, the Access Person must either declare that the Access Person has no influence on the investment decisions of the other party or the Access Person must report the party as an Access Person.).

c)    “Adviser” means any registered investment adviser that is an affiliate or subsidiary of M&T Bank.

d)    “Advisory Person” means (i) any employee of the Adviser who, in connection with the employee’s regular functions or duties, makes, participates in, or obtains information regarding the purchases or sales of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security.

e)    “Associated Procedures” means those policies, procedures and/or statements that have been adopted by the Adviser, and which are designed to supplement this Code and its provisions.

f)    “Beneficial Ownership” will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership. Beneficial ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16a-1(a)(2) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires.

g)    “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

h)    “Covered Security” shall include any Security, or interest in a Security, not expressly excluded by provisions of this Code of Ethics, including without limitation: equity and debt securities; derivative securities, including options on and warrants to purchase equity or debt securities; shares of closed-end investment companies; investments in unit investment trusts; and any related instruments and securities. For purposes of reporting, “Covered Security” shall include futures, swaps and other derivative contracts.

“Covered Security” shall not include: direct obligations of the Government of the United States or U. S. Government Agencies (regardless of their maturities); bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; and shares of registered open-end investment companies.

i)    “Fund” means each investment company registered under the 1940 Act (and any series or portfolios of such company) and any other account advised by an Adviser.

j)    “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

k)    “Investment Person” or “Investment Personnel” include: individuals with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers and chief investment officers) and individuals who provide information and advice to such portfolio managers (such as securities analysts); and those who assist in executing investment decisions for the Fund (such as traders) and their related staff members.

l)    “Private Placement” or “limited offering” means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

m)    “Purchase or Sale of a Covered Security” includes, inter alia, the writing of an option, future or other derivative contract to purchase or sell a Covered Security.

n)    “Security” has the meaning set forth in Section 2(a)(36) of the 1940 Act.

o)    “Chief Investment Officer” shall mean the incumbent in that position or his delegate as determined by the Chief Investment Officer from time to time. (In situations that might involve the Chief Investment Officer the position of Investment Group Head will be substitute).